EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-270752) of Cardio Diagnostics Holdings, Inc. (the “Company”), of our report dated March 31, 2023, relating to the consolidated financial statements of the Company, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2022.

/s/ Prager Metis CPA’s LLC

Hackensack, NJ

March 31, 2023